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                                                                      EXHIBIT 18


                           ARTICLE VI TO THE BYLAWS OF
                            DSP COMMUNICATIONS, INC.


                                   ARTICLE VI

                          INDEMNIFICATION OF DIRECTORS,
                      OFFICERS, EMPLOYEES, AND OTHER AGENTS


         6.1. INDEMNIFICATION OF DIRECTORS AND OFFICERS. The Corporation shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, indemnify each of its Directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this Section 6.1, a "Director" or "officer" of the Corporation includes any person (i) who is or was a Director or officer of the Corporation,
(ii) who is or was serving at the request of the Corporation as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a Director or officer of a corporation which was a predecessor corporation of the Corporation, or of another enterprise at the request of such predecessor corporation.

         6.2. INDEMNIFICATION OF OTHERS. The Corporation shall have the power, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, to indemnify each of its employees and agents (other than Directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this Section 6.2, an "employee" or "agent" of the Corporation (other than a Director or officer) includes any person (i) who is or was an employee or agent of the Corporation, (ii) who is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the Corporation, or of another enterprise at the request of such predecessor corporation.

         6.3. INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the General Corporation Law of Delaware.